Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 1, 2023 (the “Closing Date”), by and among U-SWIRL INTERNATIONAL, INC., a Nevada corporation (“U-Swirl” or “Seller”), U SWIRL, LLC, a Delaware limited liability company (“Buyer”), and, solely for the purposes of Article VI and Sections 8.6 and 8.7 herein, ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., a Delaware corporation (“RMCF” or “Guarantor”). Seller, Buyer and, as applicable, Guarantor, are sometimes referred to herein interchangeably and collectively, as context requires, as a “Party” or the “Parties.”

WHEREAS, Seller, as franchisor, operates and offers franchises for the operation of self-serve frozen yogurt stores (the “Business”) at various locations throughout the continental United States as set forth on Annex I (such locations, the “Subject Restaurants”); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, among other things, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Purchased Assets (as defined below), and Buyer agrees to assume the Assumed Liabilities (as defined below), all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I    DEFINITIONS.

1.1          Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth on Exhibit A attached hereto.

ARTICLE II    THE SALE.

2.1         The Sale. Subject to the terms and conditions hereof, at the Closing, (a) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to all of the Purchased Assets, free and clear of all Liens, and (b) Buyer shall assume only the Assumed Liabilities, as set forth in Section 2.2 (collectively, the “Sale”). Seller acknowledges and agrees that after Closing, Buyer will assign to Bob Partners X, LLC, a Delaware limited liability company (“Parent”), the U-Swirl Intellectual Property described in Annex II.

2.2         Assumed Liabilities. Subject to the terms and conditions hereof, upon the consummation of the transactions contemplated hereby at the Closing, Buyer shall assume only the post-Closing Liabilities of Seller under the Assumed Contracts (the “Assumed Liabilities”). For clarity, the Assumed Liabilities shall not include, and Buyer shall not assume, any Excluded Liability or any Liability arising out of the conduct of the Business prior to the Closing including but not limited to: (x) the failure of Seller to comply with the terms of any Assumed Contract during the period ending on or prior to the Closing, or (y) obligations under any Assumed Contract arising out of events occurring on or prior to the Closing.

2.3         Excluded Liabilities. Notwithstanding anything herein to the contrary, other than the Assumed Liabilities, in no event will Buyer assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability of any kind of Seller or the Business that existed prior to the Effective Date, or any Liability arising from or related to an Excluded Asset, whether known, unknown, contingent or otherwise, including Transaction Expenses not paid at Closing (each an “Excluded Liability” and collectively, the “Excluded Liabilities”), and Seller shall be solely responsible for and pay any such Excluded Liabilities as such obligations come due in the ordinary course.

ARTICLE III    CONSIDERATION.

3.1          Consideration.

(a)    The consideration to be paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) shall be, subject to adjustment pursuant to Sections 3.2 and 3.3 and allocated pursuant to Section 3.4, as follows: Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), which shall be paid as follows: (1) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) paid in cash or via wire transfer in immediately available funds to Seller, minus (2) the Marketing Fund Balance, plus or minus (3) an amount equal to the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital or is less than the Target Net Working Capital, as applicable (subsections (1), (2) and (3), the “Closing Cash Payment”), plus (4) One Million Dollars ($1,000,000) evidenced by a promissory note in the aggregate original principal amount of One Million Dollars ($1,000,000) in the form attached hereto as Exhibit B (the “Promissory Note”), each executed and delivered by Buyer, minus (5) any Transaction Expenses to be paid at Closing from the immediately available funds paid to Seller at the Closing.

(b)    Prior to the Closing, Seller has delivered to Buyer its good faith estimate of the Closing Cash Payment (the “Estimated Closing Cash Payment”) prepared in a manner consistent with the definitions of the terms Net Working Capital, GAAP and Agreed Accounting Principles, along with reasonable documentation and schedules to support the calculations contained therein. Such estimate was prepared in consultation with, and reasonably acceptable to, Buyer.

3.2          Purchase Price Adjustment.

(a)    Within sixty (60) days after the Closing Date, Buyer will deliver to Seller a written statement of Buyer’s calculation of the Closing Cash Payment (the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Net Working Capital, GAAP and Agreed Accounting Principles.

(b)    Buyer shall assist Seller and its agents in the review of the Closing Statement and provide Seller and its agents with reasonable access during normal business hours to the books, records and employees of the Seller for purposes of their review of the Closing Statement. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Matters”). If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement, as prepared by Buyer, will be final, binding and non-appealable by the Parties. Seller and Buyer shall negotiate in good faith for a period of thirty (30) days after delivery of the Objections Statement to resolve the Disputed Matters, but if they do not reach a final resolution within thirty (30) days after delivery of the Objections Statement to Buyer, Seller and Buyer shall submit any unresolved Disputed Matters to a nationally recognized certified public accounting firm mutually selected in writing by Buyer and Seller; provided, that such accounting firm has not been engaged to provide services by either Buyer or Seller or any principal of Buyer or Seller or any Affiliate of Buyer or Seller in the two (2) years prior to the engagement to make a determination hereunder (the “Accountant”). Buyer and Seller agree that any communications between Buyer (or its advisors), on the one hand, and Seller (and its advisors), on the other hand, relating to the Objections Statement during the above-referenced thirty (30) day period shall constitute confidential settlement discussions pursuant to Federal Rule of Evidence 408 and similar state rules and shall not be disclosed to or considered by the Accountant. If the Parties submit Disputed Matters to the Accountant, each Party shall submit written presentations, together with such supporting documentation as it deems appropriate, to the Accountant within ten (10) days after the date on which the unresolved Disputed Matters were submitted to the Accountant for resolution. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Accountant to resolve the dispute as soon as practicable, but in any event within thirty (30) days after the submission of the Disputed Matters to the Accountant. The Accountant’s review shall be limited to the Disputed Matters (or so many as remain unresolved at the time of submission to the Accountant), and the resolution of the Disputed Matters and determination of the amounts required to be provided in the Closing Statement by the Accountant shall be: (A) in writing; (B) made in accordance with GAAP (as in effect on the Closing), applied consistent with the Agreed Accounting Principles; (C) based solely on written submissions by Buyer and Seller and the terms of this Agreement, and not by independent review; (D) made as promptly as practical after the submission of the Disputed Matters to the Accountant (and in no event later than thirty (30) days after the date of submission); and (E) final, binding and conclusive for all purposes upon, and not appealable by, the Parties or their respective successors and assigns, absent manifest error by the Accountant or fraud or any intentional misrepresentation. The Accountant shall act as arbitrators with regard to the Disputed Matters, and any disputes regarding whether the Parties have satisfied their respective obligations under this Section 3.2(b), the interpretation of this Section 3.2(b) and/or the defined terms used herein shall be resolved in accordance with Section 10.5. The Accountant may not assign a value greater than the greatest value for such dispute claimed by either Party or smaller than the smallest value for such dispute claimed by either Party (in the Closing Statement or the Objections Statement, as applicable). Each Party will bear its own costs and expenses in connection with the resolution of the Disputed Matters by the Accountant. The fees, costs and expenses of the Accountant shall be allocated between Buyer and Seller, based upon the percentage which the portion of the Disputed Matters not awarded to each Party bears to the amount actually contested by the Party. For example, if Seller claims that the appropriate adjustments for the Disputed Matters are $1,000 greater than the amount determined by Buyer and if the Accountant ultimately resolve the Disputed Matters by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accountant will be allocated thirty percent (30%) (i.e., 300 ÷ 1,000) to Buyer and seventy percent (70%) (i.e., 700 ÷ 1,000) to Seller; provided that, Buyer and Seller shall each be responsible for fifty percent (50%) of any retainers or other upfront costs or expenses of the Accountant, subject to re-allocation as set forth immediately above. The Parties agree that the written determination of the Accountant may be enforced as an arbitral award.

(c)    If the Closing Cash Payment as finally determined pursuant to this Section 3.2 (the “Final Closing Consideration”) is (A) greater than the Estimated Closing Cash Payment, then Buyer shall pay the amount of the excess to Seller by wire transfer of immediately available funds within five (5) Business Days, or (B) less than the Estimated Closing Cash Payment, then Seller shall pay the amount of the shortfall to Buyer by wire transfer of immediately available funds within five (5) Business Days. If the Final Closing Consideration is equal to the Estimated Closing Cash Payment, then no further payment shall be made by Buyer or Seller pursuant to this Section 3.2.

(d)    All payments required pursuant to Section 3.2 will be treated as adjustments to the Purchase Price for Tax purposes, to the extent permissible under applicable Tax law.

3.3        Prorations. The following prorations will be made as of the Effective Time, with Seller benefiting or liable (as applicable) to the extent that such items relate to any time period prior to the Effective Time and Buyer benefiting or liable (as applicable) to the extent that such items relate to periods subsequent to the Effective Time, by appropriate cash payments or credits of the applicable amounts from Buyer to Seller and/or from Seller to Buyer, as the case may be, each of which shall be made reasonably promptly after a written request therefor, accompanied by reasonable supporting documentation, is submitted to Seller by Buyer, or vice-versa as the case may be: charges or fees under licenses transferred to or assumed by Buyer, other rebates, advertising expenses of the Subject Restaurants and other matters customarily subject to pro rations. If, after the Closing Date, the actual cost of any item prorated pursuant to this Section differs from the prorated amount, Buyer and Seller agree that they shall adjust such prorations accordingly and promptly make any cash payments required by such adjustment pursuant to this Section 3.3.

3.4         Purchase Price Allocations. The Purchase Price will be allocated among the Purchased Assets for Tax purposes in accordance with Schedule 3.4 (the “Purchase Price Allocation”). The Parties agree to make consistent use of the Purchase Price Allocation for all Tax purposes and in all filings with, and declarations and reports to, all Government Entities (including but not limited to IRS Form 8594). In any Action relating to the determination of any Tax, no Party shall contest the Purchase Price Allocation or assert that the Purchase Price Allocation is not correct.

3.5         Tax Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price, and other amounts payable pursuant to this Agreement, the amounts (if any) that it is required to deduct and withhold under any applicable Law relating to Taxes, and after consultation with Seller, shall timely pay to the appropriate Government Entity such amounts (if any) that it is required to deduct and withhold. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. The Parties shall cooperate with each other and take any action reasonably requested by the other in order to minimize or eliminate the withholding of any amounts from the Purchase Price or other amounts payable pursuant to this Agreement (including through timely filing of appropriate documentation with the relevant Government Entity).

ARTICLE IV    THE CLOSING.

4.1         Closing. The consummation of the Sale (the “Closing”) is occurring concurrently with the execution and delivery of this Agreement on the Closing Date. For accounting purposes and as otherwise provided in this Agreement, the Closing shall be deemed to be effective at 11:59 p.m. (New York, New York time) on the Closing Date (the “Effective Time”).

4.2        Deliveries of Seller. At the Closing, Seller shall deliver (executed or counter-executed as applicable) to Buyer: (a) possession of the tangible Purchased Assets; (b) such documents as Buyer may reasonably request (including a bill of sale and assignments of Intangible Property) to transfer all of Seller’s right, title and interest in and to the Purchased Assets to Buyer, each as agreed upon by the Parties (collectively, the “Conveyance Documents”); (c) that certain Pledge Agreement, by and among Seller, Buyer, Parent and the individual equityholders of Parent (the “Equityholders”), in the form attached hereto as Exhibit C (the “Pledge Agreement”), executed by Seller, (d) that certain transition services agreement, by and between Buyer and Seller in the form attached hereto as Exhibit D (the “Transition Services Agreement”), executed by Seller; (e) that certain security agreement, by and among Buyer, Seller, Parent, U Swirl Franchising LLC, a Delaware limited liability company (“Franchising”), and U Swirl Gift Card LLC, an Arizona limited liability company (together with Franchising, the “Subsidiaries”), in the form attached hereto as Exhibit E (the “Security Agreement”), executed by Seller; (f) copies of all Approvals; (g) appropriate written pay-off and termination letters as to, and evidence of the discharge of all Liabilities to, the lenders and other creditors of Seller necessary for Buyer to obtain good and valid title to the Purchased Assets, free and clear of all Liens; and (h) any and all other affidavits (including customary owner’s affidavits), certificates (including customary secretary’s and closing certificates), documents and agreements as Buyer may reasonably request.

4.3         Deliveries of Buyer. At the Closing, Buyer shall deliver (executed or counter-executed as applicable) to Seller: (a) the Closing Cash Payment, by wire transfer of immediately available funds to an account designed in writing by Seller; (b) the Promissory Note, executed by Buyer; (c) the Pledge Agreement, executed by Buyer, Parent and the Equityholders; (d) the Transition Services Agreement, executed by Buyer; (e) the Security Agreement, executed by Buyer, Parent and Subsidiaries and (f) as applicable, the Conveyance Documents.

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF SELLER.

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller represents and warrants to Buyer as follows:

5.1        Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller is not required to be qualified or licensed to do business in any jurisdiction other than its State of incorporation or formation. Seller has no subsidiaries or any direct or indirect ownership interest in any other Person. The record ownership of the issued and outstanding shares of capital stock of or other equity interests in Seller is set forth on Schedule 5.1.

5.2          Authority; No Conflicts. Seller has the right, power and authority to execute this Agreement and any other agreement or instrument entered into in connection with this Agreement (the “Transaction Documents”) to which it is a party, and to perform its obligations thereunder. Seller’s execution of, and performance of its obligations under, the Transaction Documents has been duly authorized and approved by all necessary corporate action with respect to Seller. The Transaction Documents to which Seller is a party are binding upon and enforceable against Seller, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally, and general principles of equity. Neither the execution nor the performance of the Transaction Documents violates, constitutes a breach or default under, or gives rise to any adverse third party rights under, any Law applicable to Seller or any Contract to which Seller is a party or any of its assets are bound.

5.3          Approvals. Schedule 5.3 sets forth a complete and accurate list of all approvals, authorizations, consents, licenses, franchises, orders, registrations or permits of, filing with, or notice to (each, an “Approval”) any Person that is necessary for the consummation of the Sale.

5.4         Financial Condition; Books and Records. The consolidated financial statements filed by Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“RMCF”), in (i) its Annual Reports on Form 10-K filed May 27, 2022 and June 1, 2021 for the fiscal years ended February 28, 2022 and 2021, respectively, and (ii) its Quarterly Report on Form 10-Q filed January 13, 2023 for the nine (9)-month period ended November 30, 2022 (the “Financial Statements”) fairly present the financial position and results of operations of RMCF, Seller and the Business for the time periods set forth therein in all material respects. Seller has no Liability except for Liabilities reflected or reserved in such Financial Statements. The books of account and other financial and other Records of Seller are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Since May 27, 2022, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Seller, the Purchased Assets and/or the Business, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

5.5        Taxes. Seller has timely filed with the appropriate Government Entities all Tax Returns required to be filed by it, all of which are complete and accurate in all material respects. Seller has timely paid all Taxes due in connection with the Business and the Purchased Assets. No audit, review, or other Action exists with regard to any Taxes or Tax Returns of Seller, and Seller has not received any notice of any such audit, review or Action. There are no Liens for Taxes upon any of the assets of the Purchased Assets.

5.6         No Litigation. There are no Actions pending or threatened which involve Seller, any Purchased Asset or the Business. There are no judgments, orders, injunctions, decrees, stipulations or awards which involve Seller, any Purchased Asset or the Business, and U-Swirl has not received written notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, proceeding, order, investigation or other process or procedure for settling disputes or disagreements with respect to U-Swirl, any Purchased Asset, the Business or the transactions contemplated by this Agreement. As of the Effective Date, all vendors or creditors of the Business shall have been paid in full, excepting good faith disputes between Seller and such vendor(s) or creditor(s) described in the attached Schedule 5.6.

5.7         Compliance with Laws; Permits. Seller is in material compliance with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets. Seller has obtained and materially complied with the terms and conditions of all Permits required for the lawful operation of the Business, and all such Permits are valid and in full force and effect. Seller has not received any notification from any Government Entity (a) regarding an investigation with respect to, or asserting, a violation by Seller or the Business of any Law, (b) threatening to revoke any Permit applicable to Seller, any of the Purchased Assets or the Business, or (c) restricting or limiting the operations of the Business.

5.8         Purchased Assets – Title, Sufficiency and Condition. Seller is the owner of all right, title and interest in, and has good and marketable title to, or has a valid licensehold or leasehold interest in, all of the Purchased Assets, free and clear of all Liens. The Purchased Assets are (i) all of the assets necessary to conduct the Business in the Ordinary Course; and (ii) in good condition, normal wear and tear excepted. At Closing, the Marketing Fund Balance transferred to Buyer will be free from claims of any third parties except those set forth on Schedule 5.8, and U-Swirl has operated and used the Marketing Fund Balance in material compliance with all obligations related thereto.

5.9         Material Contracts. Schedule 5.9(a) sets forth a complete and accurate list of Contracts (the “Material Contracts”): (i) under which Seller has incurred, assumed or guaranteed any debt; (ii) with any Employee or any Independent Contractor; (iii) to which any owner, officer or director of Seller or any immediate family member or Affiliate of any such owner, officer or director is a party; (iv) any franchise agreements, (v) each agreement with any Material Supplier; (vi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property related to the conduct of the Business; and (vii) that are otherwise material to the Business. Seller has provided Buyer with a complete and accurate copy of each written Material Contract. Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against Seller and all other parties thereto in accordance with its terms. There does not exist under any Material Contract any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of Seller or on the part of any other party to such Material Contract. Seller has not billed or collected any amounts or royalties from customers, franchisees or any third parties for any periods occurring after the Closing Date.

5.10      Intangible Property. None of the Purchased Assets, the conduct of the Business, or any product, service or technology sold, licensed, offered or under development by the Business infringes, violates, dilutes, or interferes with, any intellectual property rights of any Person. Seller is the sole and exclusive legal and beneficial owner of any intellectual property being transferred to Buyer as part of the Purchased Assets, and with respect to any such intellectual property, has the valid and enforceable right to use such intellectual property or held for use in or necessary for the conduct of the Business as currently conducted, free and clear of Liens or ownership claims of any Person.

5.11       Labor and Benefits Matters. Schedule 5.11 sets forth a true and complete list of all current employees and independent contractors, with a complete description of all compensation and benefits to which each of them is entitled, and in the case of employees, whether they are exempt or non-exempt, and their leave or visa status if applicable. Except as otherwise disclosed on Schedule 5.11, Seller is not a party to any employment, consulting or similar agreement, written or oral, with any Person, or any collective bargaining or similar union agreement covering any of its employees. A copy of each employment, consulting or similar agreement has been made available to Buyer. No workers’ compensation claim has been filed by any employee or independent contractor since May 27, 2022. No labor union or similar organization or group of employees has made a demand, filed a petition or given notice of an election for such recognition. No labor strike, work stoppage, or other labor disturbance involving any employees of Seller currently exists or is threatened to Seller’s knowledge. Schedule 5.11 sets forth a true and complete list of all Plans. None of the Plans or any employee benefit plan of any ERISA Affiliate is a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, or is subject to section 302 or Title IV of ERISA or section 412, 430, 431 or 432 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as required by Section 4980B of the Code or applicable state Laws, Seller has no obligation to provide any former employee or other individual not employed by Seller with medical, life insurance or other welfare benefit coverage. Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a current favorable determination letter or is the subject of an opinion or preapproval letter from the Internal Revenue Service as to its qualification under the Code, and no event has occurred since the date of such letter which could reasonably be expected to result in a loss of such qualified status. During the past six years, each of the Plans has been set up, operated and administered in all material respects in accordance with all applicable Laws. During the past six years, there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or 4975 of the Code with respect to any Plan by the Seller. There are no pending, or, to Seller’s knowledge, threatened or anticipated claims by or on behalf of any Plan, by any Employee or beneficiary thereof covered under any such Plan (other than routine claims for benefits). To Seller’s knowledge, no Plan is under audit or investigation by any governmental agency. Neither Seller nor any ERISA Affiliate of Seller has any liability (contingent or otherwise) for delinquent contributions to or payment of any premiums under any Plan that has not been satisfied in full. The Sale will not, either alone or in combination with another event, entitle any employee to any severance benefit, unemployment compensation or any other payment, or accelerate the time of payment or vesting of, or increase the amount of, compensation due any employee.

5.12       No Brokers. Other than North Point Mergers and Acquisitions, Inc., there is no investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission from Seller or any Affiliate of Seller in connection with the Sale. Seller is responsible for the payment of any fee or commission to North Point Mergers and Acquisitions, Inc.

5.13        Solvency. Seller is, and will be after giving effect to the Sale, solvent and able to pay its debts as they become due in the Ordinary Course. Seller will not be rendered insolvent by the execution, delivery or performance of this Agreement or by the Sale.

5.14        Intentionally Omitted.

5.15        Material Suppliers. Schedule 5.15 sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to Thirty-Five Thousand Dollars ($35,000) in any of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

5.16       Related Party Transactions. Except as described on Schedule 5.16, neither Seller nor any Related Person of Seller has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Related Person of Seller owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has: (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Schedule 5.16, each of which has been conducted in the Ordinary Course at substantially prevailing market prices and on substantially prevailing market terms; or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Schedule 5.16, none of Seller or any Related Person of Seller is a party to or has an interest (pecuniary or otherwise) in any Contract with, or has any claim or right against, Seller or related to the Purchased Assets or the Business.

5.17       Absence of Changes. Since May 27, 2022, Seller has operated the Business in the Ordinary Course in all material respects and there has not been any change, event, condition or development that is materially adverse to: (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby.

5.18       Environmental. Seller is, and since January 1, 2019 has been, in compliance in all material respects with environmental Laws applicable to the Business and its respective activities and operations. Seller has received no notification that any government entity or other person has determined or alleged that there are any violations of or unresolved liabilities (a) under any environmental Law or other legally binding requirements at, related to, or otherwise associated with the operations conducted at or related to the Business relating to Hazardous Substances, natural resources, or health and safety; or (b) in connection with any release or remediation of any Hazardous Substances, and there is no reasonable basis for any of the foregoing. As used herein, “Hazardous Substances” means all hazardous or toxic materials, chemicals, substances, wastes, pollutants, contaminants, petroleum products, petroleum-contaminated materials or wastes, polychlorinated biphenyls, asbestos, or any other material regulated by or the presence of which could lead to investigation obligations, remediation duties, or other liabilities under any environmental law, including, without limitation, any material currently identified as a hazardous substance, extremely hazardous substance, hazardous waste, or hazardous chemical pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (commonly known as “CERCLA”), the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Emergency Planning and Community Right-To-Know Act, the Resource Conservation and Recovery Act (commonly known as “RCRA”), the Occupational Safety and Health Act, or any other material Laws applicable to the Business.

5.19       Data Privacy and Security. Seller has complied with all applicable Laws and all applicable policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. Seller has not (i) experienced any actual or alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Government Entity or other Person concerning Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business and to Seller’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

5.20       No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives (including any information, documents or material delivered to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF GUARANTOR.

6.1          Organization. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2          Authority; No Conflicts. Guarantor has the right, power and authority to execute the Transaction Documents to which it is a party, and to perform its obligations thereunder. Guarantor’s execution of, and performance of its obligations under, the Transaction Documents to which it is a party has been duly authorized and approved by all necessary corporate action with respect to Guarantor. The Transaction Documents to which Guarantor is a party are binding upon and enforceable against Guarantor, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally, and general principles of equity. Neither the execution nor the performance of the Transaction Documents to which Guarantor is a party violates, constitutes a breach or default under, or gives rise to any adverse third party rights under, any Law applicable to Guarantor or any Contract to which Guarantor is a party or any of its assets are bound.

6.3          No Brokers. There is no investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission from Guarantor in connection with the Sale.

6.4         SEC Filings. Guarantor has filed all reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) during the last twelve months (the “SEC Filings”). The SEC Filings were (i) prepared in accordance of the requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of Guarantor’s last periodic report filed with the SEC, there has been no event that has resulted in, or development that would reasonably be expected to result in, a material adverse effect. The financial statements (including the related notes) of Guarantor included in the SEC Filings complied, when filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Guarantor and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of footnotes).

6.5        No Litigation. Except as disclosed in Guarantor’s SEC Filings filed prior to the date hereof, there are no Actions pending or, to Guarantor’s knowledge, threatened which involve Guarantor, which if determined adversely to Guarantor would result in a material adverse effect. Except as disclosed in Guarantor’s SEC Filings filed prior to the date hereof, there are no judgments, orders, injunctions, decrees, stipulations or awards which involve Guarantor.

6.6          Absence of Certain Changes or Events. Since May 27, 2022, except as described in public announcements by Guarantor or in its SEC Filings, there has not been: (i) any material adverse effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of Guarantor’s capital stock, or any purchase, redemption or other acquisition by Guarantor of any of Guarantor’s capital stock or any other securities of Guarantor or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Guarantor’s capital stock, or (iv) any material change by Guarantor in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, SEC rules and regulations and related interpretations.

6.7          Insurance. Each fire, liability and other forms of insurance policies maintained by or for the benefit of Seller by Guarantor with respect to the Business or the Purchased Assets are in full force and effect as of the date hereof. Guarantor has timely paid all premiums that are due or have become due with respect thereto as of the Closing Date. Guarantor has not received any written notification by any insurer to revoke or rescind any policy of insurance in any respect material to the Business or the Purchased Assets. There are no pending claims by Guarantor against any insurance policy (a) that have not been properly and timely submitted by Guarantor pursuant to the terms and conditions of such insurance policy, or (b) as to which the applicable insurer has denied liability. Over the past five (5) years, there have been no claims covered by the insurance policies described in this Section 6.7, and no events that would be subject to coverage of insurance policies described in this Section 6.7.

ARTICLE VII    REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

7.1          Organization. Buyer is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

7.2         Authority; No Conflicts. Buyer has the right, power and capacity to execute, and to perform its obligations under, the Transaction Documents to which it is a party. Buyer’s execution of, and performance of its obligations under, the Transaction Documents to which it is a party have been duly authorized and approved by all necessary limited liability company action with respect to Buyer. The Transaction Documents to which Buyer is a party are binding upon and enforceable against Buyer, subject to bankruptcy and similar laws and general principles of equity. Neither the execution nor the performance of the Transaction Documents by Buyer violates, constitutes a breach or default under, or gives rise to any adverse third party rights under, any Law applicable to Buyer or any Contract to which Buyer is a party or any of its assets are bound.

7.3          No Brokers. There is no investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission from Buyer or any Affiliate of Buyer in connection with the Sale.

7.4         Financing; Solvency. As of the date hereof, Buyer has available unrestricted funds necessary to close the transactions contemplated by this Agreement and the Transaction Documents as of the date hereof. Immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, Buyer shall (a) be able to pay its debts and liabilities (including Assumed Liabilities) as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its business.  No transfer of property or assets (including the Purchased Assets) is being made by Buyer, and no obligation is being incurred by Buyer in connection with the transactions contemplated by this Agreement and the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Buyer.

7.5         Exculpation; Buyer-Exclusivity. Buyer acknowledges that it is not relying upon any person other than its respective officers and directors in consummating the transactions contemplated by this Agreement and the Transaction Documents. But for the terms of this Agreement and the summary term sheet entered into in connection therewith, neither Buyer nor its Affiliates have within the last thirty (30) days been active participants in or exploring any joint venture, partnership, acquisition or similar arrangement with the Seller or its Affiliates.

7.6         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article V of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Disclosure Schedules). No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

ARTICLE VIII    ADDITIONAL COVENANTS.

8.1         Access to Information; Cooperation. Following the Closing, unless otherwise prohibited by Law, each Party will afford each other Party, its counsel and its accountants, reasonable access to the books, records and other data relating to the Business and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with any legitimate business purpose; provided, that the requesting Party shall pay the reasonable costs incurred by the providing Party in providing copies of any such books, records or data. Without limiting the generality of the foregoing, each Party shall provide the other Parties with such information or assistance as may be reasonably requested of such Party in connection with the preparation and filing of any return or report, any audit or examination by any taxing authority, any judicial or administrative proceeding, or any other reasonable business purpose relating to liability for Taxes with respect to the Business or the Purchased Assets.

8.2         Expenses; Transfer Taxes. Except as otherwise set forth in this Agreement, the Parties shall pay all of their own expenses relating to this Agreement and the Sale, including, the fees and expenses of their own agents, representatives, financial advisors, accountants, appraisers and counsel. All Taxes that may be imposed or assessed on the transfer of the Purchased Assets as a result of the Sale shall be paid by Seller.

8.3         Confidentiality; Publicity. Seller and Buyer shall keep confidential the Confidential Information delivered, disclosed or otherwise generated in connection with this Agreement (provided that Buyer may disclose the Confidential Information associated with the Business following the Closing), nor shall Seller or Buyer issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by the Parties; provided, that, notwithstanding the foregoing, Seller and Buyer shall be permitted to make such disclosures as are necessary to effectuate the transaction, including disclosures and deliveries to their respective attorneys, accountants, consultants, partners, clients, investors, lenders or other similar parties involved in the transaction, as well as to the extent required by applicable law.

8.4          [Intentionally Left Blank].

8.5         Tax Matters. Seller shall prepare and file or cause to be prepared and filed when due (taking into account valid extensions): (i) all Tax Returns of or with respect to the Purchased Assets that are required to be filed on or after the Closing Date; and (ii) all Tax Returns of Seller for any taxable period or portion thereof, regardless of when required to be filed, and shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. Except as otherwise provided in the preceding sentence, Buyer shall file or cause to be filed when due (taking into account valid extensions) all Tax Returns that are required to be filed by or with respect to the Purchased Assets for any Tax period ending after the Closing Date, and Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. Any Tax Return required to be filed with respect to the Purchased Assets for any taxable period which includes, but does not end, on the Closing Date shall be prepared in all material respects in accordance with applicable Law and the past practices of Seller (provided there is a reasonable basis for such past practices), and shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) by the Party responsible pursuant to this Agreement for preparing and filing such Tax Return to the other Parties for such other Parties’ approval not less than thirty (30) days prior to the due date for the filing of such Tax Return (taking into account valid extensions), which approval shall not be unreasonably withheld, conditioned or delayed. Except for those Taxes which Buyer is obligated to pay pursuant to this Section 8.5, Seller shall defend, indemnify and hold Buyer harmless from and against any and all Taxes attributable to the ownership or sale of the Purchased Assets and the operation of such Purchased Assets and the Business for any taxable period (or portion thereof) ending on or before the Closing Date. In case of a period that includes, but does not end on the Closing Date, Taxes which are in the nature of real property or personal property Taxes shall be allocated to Seller for the portion of the period ending on or before the Closing Date, pro rata based on the ratio of the number of days in the portion of the period ending on or before the Closing Date to the total number of days in the period. All other Taxes shall be allocated based on the date they actually accrue.

8.6        Non-Competition. RMCF and U-Swirl (each, a “Restricted Person”) acknowledge the competitive nature of the Business of operating the Subject Restaurants and accordingly agrees, in connection with the transactions contemplated by this Agreement, and in exchange for good and valuable consideration, that for a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Restricted Person shall not, directly or indirectly, for, with or through any other Person (and shall not permit any of their respective immediate family members to), engage in or assist others in engaging or attempting to engage in, or have an interest in, in any capacity, a frozen yogurt business similar to the Business. Restricted Person acknowledges and agrees that: (w) the restrictions contained in this Section 8.6 are reasonable and necessary to protect the legitimate interests of Buyer; (x) constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement; (y) a breach or threatened breach of this Section 8.6 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy; and (z) in the event of a breach or a threatened breach by Restricted Person of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief and any other relief that may be available from a court of competent jurisdiction. In the event of litigation involving this Section 8.6, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by RMCF and/or U-Swirl against Buyer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of this Section 8.6, which Section will be enforceable notwithstanding the existence of any breach by Buyer.

8.7        Guarantee. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Buyer the full and complete payment by Seller of the payment when due of all amounts payable by Seller pursuant to this Agreement including but not limited to Section 3.2(c), if any; and the payments when due of all amounts payable by Seller in respect of its indemnification obligations set forth in Article IX (collectively, the “Seller Guaranteed Obligations”). Buyer may exercise directly against Guarantor any rights and remedies it has under or in connection with this Agreement; provided that, to the extent such rights and remedies are related to the Seller Guaranteed Obligations (and solely in such case), such exercise shall be subject only to prior written demand made upon Seller by Buyer for payment and failure by Seller to make such payment within thirty (30) days following such written demand. Buyer shall not be obligated or required, before enforcing its rights against Guarantor, to: (i) pursue any right or remedy Buyer may have against Seller or any other Person, or commence any Action against Seller or any other Person, in any court or other tribunal; or (ii) make any claim in a liquidation or bankruptcy of Seller or any other Person. Buyer acknowledges and agrees that Guarantor and its successors and assigns may exercise any and all defenses, counterclaims and other rights and remedies of Seller under this Agreement in the event that Buyer makes a demand upon Guarantor pursuant to the terms hereof. The parties hereto acknowledge that the guarantee of the Seller Guaranteed Obligations provided herein by Guarantor is a material inducement for Buyer to enter into this Agreement, and Buyer would not have entered into this Agreement without the guarantee provided herein. Guarantor hereby unconditionally and irrevocably waives any right to revoke this guaranty. In the event of litigation involving this Section 8.7, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom.

ARTICLE IX    INDEMNIFICATION.

9.1         Indemnification Obligations of Seller. From and after the Closing Date, Seller shall, in accordance with this Article IX, indemnify, defend and hold harmless Buyer and its assigns, successors and Affiliates, and all of their respective stockholders, members, employees, officers, directors, managers, advisors, attorneys, agents and representatives (collectively, the “Buyer Parties”), from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Buyer Party (collectively, “Buyer Losses”) resulting from or arising out of: (a) the inaccuracy of any representation or the breach of any warranty of Seller set forth in this Agreement or any Conveyance Document; (b) the nonfulfillment of any covenant or agreement on the part of Seller set forth in this Agreement or any Conveyance Document; and/or (c) any Excluded Liability.

9.2         Indemnification Obligations of Buyer. From and after the Closing Date, Buyer shall, in accordance with this Article IX, indemnify, defend and hold harmless Seller and its assigns, successors and Affiliates, and all of their respective stockholders, members, employees, officers, directors, managers, advisors, attorneys, agents and representatives (collectively, the “Seller Parties”), from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Seller Party resulting from or arising out of: (a) the inaccuracy of any representation or the breach of any warranty of Buyer set forth in this Agreement or any Conveyance Document; (b) the nonfulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement or any Conveyance Document; and/or (c) any Assumed Liability.

9.3        Notice of Claims. The Indemnified Party shall notify the Indemnifying Party in writing promptly after becoming aware of any Damages which the Indemnified Party shall have determined has given rise to a claim for indemnification under Article IX (provided that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent said Indemnifying Party is materially prejudiced by such delay). Such written notice (a “Claim Notice”) shall include an estimate of the Damages, if known, the method of computation thereof and a reference to the specific provisions hereof in respect of which indemnification is sought. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of Damages described in such Claim Notice, or fails to notify the Indemnified Party within thirty (30) days after delivery of such Claim Notice whether the Indemnifying Party disputes the claim or the estimated amount of Damages described in such Claim Notice, the estimated Damages in the amount specified in the Claim Notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim or the estimated amount of Damages, the dispute shall be resolved, and the amount, if any, of Damages payable by the Indemnifying Party to the Indemnified Party shall be determined, in accordance with Article IX and Section 10.5. This Section 9.3 does not apply to Third Party Actions.

9.4         Third Party Actions. If any third Person shall commence an Action against any Indemnified Party with respect to any matter (a “Third Party Action”) which may give rise to a claim for indemnification under Article IX, then the Indemnified Party shall notify the Indemnifying Party, in writing promptly after becoming aware of such Third Party Action, describing in reasonable detail the Third Party Action (such notice is called a “Action Notice”), and including a reference to the specific provisions hereof in respect of which indemnification is sought. It is agreed that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent that the Indemnifying Party or its right to conduct defense of such claim is actually and materially prejudiced thereby. The Indemnifying Party may elect to defend against such Third Party Action; provided, however, that if, by 5:00 p.m., New York, New York time on the tenth (10th) Business Day after delivery of the Action Notice, the Indemnifying Party does not respond to the Action Notice, or responds to the Action Notice but elects not to assume the defense, the Indemnified Party shall have the right to defend against and settle such Third Party Action as the Indemnified Party deems appropriate, and the Indemnifying Party shall pay all Damages resulting from such Third Party Action in accordance herewith; provided, further, that if the Indemnifying Party affirmatively denies any indemnification obligation in its response to the Action Notice, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute regarding the right of indemnity in accordance with Section 10.5. Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against any Third Party Action: (i) such defense or settlement shall be at the sole cost of the Indemnifying Party; (ii) the Indemnifying Party and its counsel shall (A) conduct such defense or settlement at all times in good faith, (B) at the request of the Indemnified Party provide periodic updates as to the status of such defense, and (C) not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party; (iii) the Indemnified Party (A) shall reasonably cooperate with the Indemnifying Party, including making available to the Indemnifying Party, relevant witnesses and pertinent documents, (B) may elect to employ its own counsel and participate in such defense at the Indemnified Party’s cost and expense, and (C) notwithstanding the Indemnifying Party’s election to defend against the Third Party Action, upon written notice to the Indemnifying Party, elect to employ its own counsel and assume control of the defense of the Third Party Action if (1) the Indemnifying Party is also a Person against whom the Third Party Action is asserted and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel could present a conflict of interest; or (2) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party; provided, that the assumption of control of the defense of a Third Party Action by the Indemnified Party pursuant to this clause (C) shall not relieve the Indemnifying Party of its obligation to indemnify and hold harmless the Indemnified Party.

9.5        Limitations. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 9.5, (a) the maximum aggregate amount of Buyer Losses for which Seller shall be obligated to indemnify Buyer Parties pursuant to Section 9.1(a) shall be Two Hundred Seventy-Five Thousand Dollars ($275,000), and (b) the Buyer Parties shall not be entitled to recover for any Buyer Losses pursuant to Section 9.1(a) until the aggregate amount of all Buyer Losses exceed Twenty Thousand Dollars ($20,000) (the “Deductible”), in which case, the Buyer Parties shall be entitled to recover solely for all such Buyer Losses in excess of the Deductible. The limitations set forth in the foregoing clauses (a) and (b) shall not apply to the extent that any Buyer Losses are based upon, arise out of, are with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation, or (ii) an action or inaction that constitutes fraud, intentional misrepresentation, willful misconduct, or intentional breach of any of the terms of this Agreement.

9.6         Claims Period; Survival. The period during which a claim for indemnification under Section 9.1(a) may be asserted under this Agreement by Buyer (the “Claims Period”) shall begin on the Closing Date and shall terminate on the date that is fourteen (14) months thereafter; provided, however, that notwithstanding the foregoing, the Claims Period during which a claim for indemnification may be asserted under Section 9.1(a): (a) with respect to Sections 5.1 (Organization), 5.2 (Authority; No Conflicts), 5.3 (Approvals), 5.8 (Purchased Assets – Title, Sufficiency and Condition) and 5.12 (No Brokers) (collectively, the “Fundamental Representations”) shall begin on the Closing Date and shall survive indefinitely; (b) with respect to Section 5.18 (Environmental) shall survive for thirty-six (36) months and (c) by any Party, with respect to fraud, intentional misrepresentation, willful misconduct, or intentional breach of any of the terms of this Agreement shall survive indefinitely. The covenants or other agreements under Section 9.1(b) shall survive the Closing Date for the period contemplated by its terms or the applicable statute of limitations. For the avoidance of doubt, the period during which a claim for indemnification under Section 9.1(c) may be asserted by Buyer shall begin on the Closing Date and shall survive indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been Finally Resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is Finally Resolved or disposed of in accordance with the terms hereof. All representations and warranties herein shall survive the Closing until the last day of the Claims Period applicable thereto.

9.7         Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damage.

9.8          Other Indemnification Matters.

(a)    In the event that Seller becomes obligated to Buyer pursuant to an indemnification claim made by Buyer against Seller under this Article IX and such claim is the subject of: (i) a final and binding judicial determination, (ii) an arbitral determination (not subject to appeal) or (iii) by signed written agreement between Buyer and Seller (such event, a “Final Decision”), subject to the limitations set forth in Sections 9.5 and 9.6, Buyer shall have the right but not the obligation to offset any amount that Buyer owes under the Promissory Note against any amounts due Buyer by Seller. Upon the occurrence of a Final Decision, Buyer shall deliver Seller prompt written notice, but no later than five (5) Business Days of such Final Decision, of its decision to offset the Promissory Note by the amount set forth in the Final Decision.

(b)    All indemnification payments under this Article IX will be deemed adjustments to the Purchase Price, including for applicable Tax purposes. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “material adverse effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article IX, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

ARTICLE X    MISCELLANEOUS.

10.1       Entire Agreement; Headings. This Agreement, together with the other Transaction Documents, constitutes the entire agreement and understanding of the Parties with respect to the Sale and supersedes all prior arrangements or understandings, both oral and written, among any of the Parties. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

10.2        Interpretation. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular and vice-versa, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision hereof, (e) the terms “day” and “days,” if not capitalized, mean and refer to calendar day(s), and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. Unless otherwise specified, (A) all Article, Section and Schedule references herein are to Articles, Sections and Schedules of this Agreement; and (B) all accounting terms not defined herein shall be construed in accordance with GAAP.

10.3       Severability; Joint Drafting. The provisions hereof are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. If any provision hereof is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions hereof shall not be affected or impaired in any manner. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction shall reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability. The Parties have participated jointly in the drafting of this Agreement, and this Agreement shall be construed as such, with no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any part hereof.

10.4       Waiver and Amendment. No waiver, amendment, modification or change of any provision hereof shall be effective unless and until made in writing and signed by the Parties. No waiver, forbearance or failure by any Party of its rights to enforce any provision hereof shall constitute a waiver or estoppel of such Party’s right to enforce any other provision hereof or a continuing waiver by such Party of compliance with any provision hereof.

10.5       Governing Law; Disputes; Jury Trial Waiver. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regarding to choice of law principles. The state or federal courts located in Wilmington, Delaware shall have exclusive jurisdiction over any and all disputes between any Parties arising out of or relating to this Agreement, the other Transaction Documents and the Sale, and the Parties consent to and agree to submit to the jurisdiction of such courts. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SALE.

10.6       Notices. Any notices or other communications required or permitted under any Transaction Document shall be in writing and sent to the appropriate addresses designated below (or to such other address or addresses as may hereafter be furnished by one Party to the other Party in compliance herewith), by hand delivery or by UPS or FedEx next-day service with written evidence of delivery and postage prepaid.

If to Seller:	with a copy (which shall not constitute notice) to:
U-Swirl International, Inc. 265 Turner Drive Durango, Colorado 81303 Attn: Robert Sarlls Email: RobSarlls@rmcf.net	Venable LLP 750 East Pratt Street, 9th Floor Baltimore, MD 21202 Fax: (410) 244-7742 Attn: W. Bryan Rakes Email: wrakes@venable.com

If to Buyer:	with a copy (which shall not constitute notice) to:
U Swirl, LLC Attention: Kishan Patel 14071 Peyton Drive #2697 Chino Hills, CA 91709	Lowndes Attention: Jacqueline Buzzuto 215 N. Eola Drive Orlando, FL 32801 Fax: (407) 843-4444 Email: jacqueline.bozzuto@lowndes-law.com and Email: kp@kishanpatel.com

10.7      Assignment; No Third Party Beneficiaries. This Agreement may not be assigned (whether by operation of law or otherwise) by any Party without the prior written consent of the other Parties; provided, that Buyer may assign this Agreement, without the prior written consent of any other Party, to any of Buyer’s Affiliates. Unless otherwise stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any Person other than the Parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties’ respective successors, heirs, next-of-kin, personal representatives, administrators, executors, trustees and permitted assigns.

10.8       Counterparts. This Agreement and the Transaction Documents may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and the Transaction Documents and of signature pages by facsimile or email transmission will constitute effective delivery of this Agreement and the Transaction Documents and may be used in lieu of the original Agreement and Transaction Documents for all purposes.

10.9       Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance and shall be deemed to be material and to have been relied upon by Buyer. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.10      Enforcement of Agreement. The Parties acknowledge and agree that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that any breach of this Agreement by a Party could not be adequately compensated by monetary damages. Accordingly, each Party agrees that, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, such Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of the provisions of this Agreement, without posting any bond or other undertaking. Each Party hereby agrees to not take any position in any such Action contrary to this Section 10.10.

The remainder of this page is left blank intentionally. Signatures follow.

IN WITNESS WHEREOF, the Parties have each executed and delivered this Asset Purchase Agreement as of the date hereof.

U SWIRL, LLC

By: Bob Partners X, LLC

Its: Sole Member

By: /s/ Kishan Patel

Name:          Kishan Patel

Title:          Manager

U-SWIRL INTERNATIONAL, INC.

By: /s/ Robert J. Sarlls

Name: Robert J. Sarlls

Title: President and Chief Executive Officer

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By: /s/ Robert J. Sarlls

Name: Robert J. Sarlls

Title: Chief Executive Officer

Signature page to Asset Purchase Agreement

ANNEX I

SUBJECT RESTAURANTS

See attached.

ANNEX II

PURCHASED ASSETS

“Purchased Assets” means:

(i)	All of the registered trademarks listed on Schedule A of that certain Assignment of Trademarks, dated as of the date hereof, by and between Buyer and Seller;
(ii)

all of Seller’s rights under and pursuant to (x) all Contracts listed under Schedule 5.9 of the Disclosure Schedules and (y) all other Contracts of the Business, in each case to the extent transferable to Buyer (subclauses (x) and (y) collectively, the “Assumed Contracts”);

(iii)	all other Intangible Property of Seller relating to the Business or the operation thereof, to the extent transferable to Buyer (together with subclause (i), the “U-Swirl Intellectual Property”);
(iv)

all prepaid expenses, advances to third parties and deposits with third parties, and claims for refunds and rights to offset in respect thereof, in each case, of Seller in connection with the Business;

(v)	all Records (to the extent permitted by Law) of the Business;
(vi)

all rights and interests of Seller as of the Closing in and to indemnity claims, judgments, rights of recovery, rights of set-off and causes of action against third parties, whether choate or inchoate, known or unknown, contingent or noncontingent, in each case to the extent relating to the Purchased Assets or the Business (excluding, for the avoidance of doubt, all such rights of Seller to the extent relating to the Excluded Liabilities);

(vii)

all rights of Seller under any past or current insurance policy or contract (including all insurance, warranty and condemnation benefits, rights and proceeds) with respect to damage, nonconformance of or loss to the Purchased Assets or the Assumed Liabilities;

(viii)	all goodwill and going concern value of the Seller relating to the Business; and
(ix)	all other assets, properties and rights of Seller relating to the Subject Restaurants or the Business (other than the Excluded Assets).

ANNEX III

SAMPLE NET WORKING CAPITAL SCHEDULE

See attached.

EXHIBIT A

DEFINITIONS

The following capitalized terms shall, for all purposes of the Agreement, have the following meanings:

(a)   “Action” means any action, claim, proceeding, arbitration, suit, investigation or regulatory inquiry (whether civil, criminal, administrative or judicial), or any appeal therefrom.

(b)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

(c)    “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized or required by Law to close in New York, New York.

(d)   “Confidential Information” means any information regarding the terms of and transactions contemplated under this Agreement and the other Conveyance Documents, and any information which a Party has treated as proprietary and that it does not in the ordinary course disclose to any Person outside of its business, in each case, excluding any information that (i) is in the public domain at the time of disclosure, (ii) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (iii) is disclosed to the recipient by a third party not under an obligation of confidence, or (iv) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

(e)    “Contract” means any written or oral agreement, arrangement, lease, mortgage, contract, note, power of attorney, insurance policy covenant, understanding, commitment or instrument.

(f)    “Damages” means any loss, Liability, fine, penalty, judgment, award, cost or expense (including, without limitation, reasonable attorneys’ fees or any other reasonable out-of-pocket expenses incurred in connection with any Action) or damage. Notwithstanding anything to the contrary herein, “Damages” shall not include, and neither Buyer nor Seller shall be able to recover, any indirect, consequential, exemplary, special or punitive damages (including any damages on account of lost profits or opportunities or business interruption or diminution in value).

(g)    “Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer and attached to this Agreement as the Schedules referenced in Article V.

(h)    “Employees” means individuals employed in connection with the Business (including those who are on leave or any absence from employment, and including officers and directors).

(i)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)     “ERISA Affiliate” means, with respect to Seller, any trade or business treated as a single employer with Seller under Code Sections 414(b), (c), (m) or (o).

(k)    “Excluded Assets” means the following assets, properties and rights of Seller: (i) the Organizational Documents of Seller and any personnel and payroll records that Seller is required by Law to retain in its possession; (ii) all guarantees, warranties, indemnities and rights, claims and causes of action against any Person in favor of Seller that would entitle Seller to recompense in respect of any Excluded Liability, except to the extent such guarantees, warranties, indemnities, rights, claims and causes of action would entitle Buyer to recompense, whether in whole or in part, for any Assumed Liability or any other liability relating to the conduct of the Business after the Closing and are transferable to Buyer; (iii) insurance policies and proceeds therefrom; (iv) Plans and all rights in connection with, and assets of, all Plans; (v) Permits that Seller is prohibited by applicable Law from transferring to Buyer; (vi) Tax losses and carry forwards and rights to receive tax refunds, credits and credit carry forwards, if any; (vii) cash and cash equivalents, stocks, mutual funds, marketable securities, investment accounts and other securities and equity investments on hand as of Closing; (viii) all rights of Seller under this Agreement and the Conveyance Documents; (ix) the shares of capital stock or other equity interests of Seller or any of its subsidiaries, whether held in treasury or otherwise; (x) all leases with third parties, (xi) all prepaid expenses, advances to third parties and claims for refunds and rights to offset in respect thereof, in each case, of Seller in connection with the operations of the Business pre-Closing, (xii) any accounts payable not used in the calculation of Net Working Capital; (xiii) all Subject Restaurants, including any leases, contracts and other assets of Seller used in its capacity as a franchisee of the Business; (xiv) any intercompany payments, including but not limited to any receivables owed to Seller by RMCF, (xv) all accounts receivable of Seller relating to the Business and (xvi) any other assets, rights, or properties not related to or associated with the Business.

(l)     “Existing Franchise Agreements” means Seller’s franchise agreements relating to the Subject Restaurants.

(m)   “Final Resolution” or “Finally Resolved” means, with respect to any claim, controversy or dispute, either (i) a final, non-appealable judgment with respect thereto, or (ii) a written settlement agreement with respect thereto.

(n)    “GAAP” means U.S. generally accepted accounting principles as applied on a consistent basis.

(o)    “Government Entity” means any federal, state, local or foreign government, court, agency (administrative, arbitrative, regulatory or otherwise), commission, department or other authority or instrumentality.

(p)    “Indemnified Party” means any Person entitled to indemnification pursuant to Article IX.

(q)    “Indemnifying Party” means any Person required to indemnify an Indemnified Party pursuant to Article IX.

(r)     “Independent Contractors” means individuals engaged as independent contractors in connection with the Business.

(s)    “Intangible Property” means, interchangeably and collectively as context requires, the following: (i) patents, including continuations, divisionals, continuations-in-part, renewals and reissues; (ii) trademarks, service marks, trade names, trade dress, designs, logos, and other similar designations of source or origin, together with all goodwill symbolized thereby; (iii) copyrights and copyrightable material; (iv) trade secrets and other confidential information, know-how, customer lists, prospect lists, business plans, inventions, proprietary processes, formulae, food and beverage formula and recipes, algorithms, models and methodologies; (v) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of natural Persons; (vi) all rights with respect to computer programs, computer program code, the algorithms underlying any computer program, data, databases, domain names, and telephone numbers and directory listings; (vii) any social or digital media, (viii) registrations, applications, all passwords and other account information for any of the foregoing; and (ix) the right to sue for past infringement of any of the foregoing.

(t)     “Laws” means all federal, state, local or foreign laws (including common law), codes, statutes, ordinances, orders, judgments, arbitration awards, decrees, administrative or judicial promulgations, determinations, rules, regulations, Permits of, and agreements with, all Government Entities.

(u)    “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, secured or unsecured, known or unknown, accrued, absolute, contingent or otherwise, whether or not due.

(v)    “Liens” means all mortgages, liens, pledges, security interests, charges, claims, construction or mechanics’ liens, judgments, restrictions, leases, possessory rights, options, rights of first refusal, covenants, easements, title and survey matters and any other encumbrance, right or interest of any kind or character, whether vested or contingent, including any (i) interest of joint tenants, tenants in common and tenants by the entirety; (ii) community or other marital property interest; or (iii) interests arising from any divorce decree, separation agreement, or other similar domestic relations order or agreement.

(w)   “Marketing Fund Balance” means an amount equal to $51,500.

(x)    “Net Working Capital” means (a) accrued but unbilled royalties as of the Effective Time and (b) accrued but unbilled vendor rebates as of the Effective Time listed on the sample Net Working Capital Schedule attached hereto as Annex III. For the avoidance of doubt, any amounts contained in the sample Net Working Capital Schedule attached hereto as Annex III are for illustrative purposes only and not for purposes of determining the Net Working Capital.

(y)    “Ordinary Course” means the ordinary course of the Business, consistent with past practice in nature, scope and magnitude; provided, the definition of “Ordinary Course” excludes all matters requiring any approval of the manager(s), board of directors, or owner(s) of Seller or any Affiliate of Seller.

(z)   “Organizational Documents” means: (i) with respect to a corporation, the corporation’s articles or certificate of incorporation and by-laws; or (ii) with respect to a limited liability company, the limited liability company’s articles or certificate of organization or formation and limited liability company or operating agreement; (iii) with respect to a partnership, the partnership’s certificate of partnership and partnership agreement; (iv) with respect to a trust, the trust’s certificate or declaration of trust and other governing instruments; (v) with respect to any other form of entity, the documents that are reasonably similar to the documents described in the preceding clauses (i) through (iv); and (vi) all amendments and supplements to any of the foregoing.

(aa)  “Permits” means all approvals, permits, certificates, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Government Entity.

(bb)  “Person” means a natural person, sole proprietorship, partnership, corporation, association, limited liability company, trust, Government Entity or any other legal entity.

(cc)  “Plans” means, interchangeably and collectively as context requires, all deferred compensation and incentive compensation, stock purchase, stock option and other equity compensation plans, programs or Contracts; all severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plans, funds or programs (within the meaning of section 3(1) of ERISA); all profit-sharing, stock bonus or other “pension” plans, funds or programs (within the meaning of section 3(2) of ERISA); all employment, termination or severance Contracts; and all other employee benefit plans, funds, programs or Contracts, in each case that is sponsored, maintained or contributed to or required to be contributed to by Seller for the benefit of any current or former Employees or their dependents or under which Seller has or may have any Liability.

(dd)  “Purchased Assets” means all the franchisor assets, properties and rights of Seller used, or held for use, in the Business, as more specifically described in the attached Annex II. Notwithstanding anything contained herein to the contrary, the Purchased Assets shall not include, nor shall any value be assigned to, any Excluded Assets.

(ee)  “Records” means all existing documents, handbooks, training materials, manuals, books, registers, records and files (whether in machine or human-readable format) relating to the Business or the Purchased Assets.

(ff)   “Related Person” each other member of such individual’s Family;

(i)	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(ii)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iii)	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(iv)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(v)	any Person that holds a Material Interest in such specified Person;

(vi)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(vii)	any Person in which such specified Person holds a Material Interest; and

(viii)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition: (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is related to the individual or the individual’s spouse within the second degree and (4) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(gg)  “Target Net Working Capital” means $49,000.

(hh)  “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), whether disputed or not, and any charges, interest or penalties imposed or that may be imposed thereon by any Government Entity.

(ii)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, any schedule or attachment thereto, and any amendment thereof.

(jj)    “Transaction Expenses” means the amounts set forth in the Flow of Funds document mutually agreed upon by the Parties in writing and paid from Seller’s distribution of the Purchase Price.

EXHIBIT B

Promissory Note

See attached.

B-1

EXHIBIT C

Pledge Agreement

See attached.

C-1

EXHIBIT D

Transition Services Agreement

See attached.

D-1

EXHIBIT E

Security Agreement

See attached.

E-1